As filed with the Securities and Exchange Commission on March 13, 2017.

Registration No. 333-136050

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

YADKIN FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

North Carolina	20-4495993
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3600 Glenwood Avenue, Suite 300

Raleigh, North Carolina 27612

(919) 659-9000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Vincent J. Delie, Jr., President and Chief Executive Officer

c/o F.N.B. Corporation

One North Shore Center

12 Federal Street

Pittsburgh, Pennsylvania 15212

(800) 555-5455

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF UNSOLD SECURITIES

This post-effective amendment relates to the Form S-3 Registration Statement, File No. 333-136050 (the “Registration Statement”), initially filed by Yadkin Financial Corporation (the “Company”) with the Securities and Exchange Commission on July 26, 2006, registering 250,000 shares of common stock of the Company,

Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 20, 2016, between the Company and F.N.B. Corporation (“F.N.B.”), the Company merged with and into F.N.B., effective as of March 11, 2017, with F.N.B. being the surviving corporation (the “Merger”). As a result of completion of the Merger, each outstanding share of common stock of the Company was converted into the right to receive 2.16 shares of the common stock of F.N.B., par value $0.01 per share (excepting certain shares held by F.N.B., the Company and their subsidiaries, which were cancelled without receipt of the merger consideration), and cash in lieu of fractional shares of F.N.B. common stock.

Due to completion of the Merger, the Company has terminated all offerings of the Company’s securities pursuant to any registration statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all shares of common stock of the Company which remain unsold under the Registration Statement, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on March 13, 2017.

F.N.B. CORPORATION (as successor-by-merger to Yadkin Financial Corporation)

By:	/s/ Vincent J. Delie, Jr.
Vincent J. Delie, Jr.
President and Chief Executive Officer